Exhibit 99

FSI International 3455 Lyman Boulevard Chaska, Minnesota USA 55318-3052	NEWS
For additional information contact: Benno Sand-Investor and Financial Media 952.448.8936
FOR IMMEDIATE RELEASE
FSI International, Inc. Announces Third Quarter and First Nine Months Fiscal 2009 Financial Results
     MINNEAPOLIS (June 30, 2009)—FSI International, Inc. (Nasdaq: FSII), a manufacturer of capital equipment for the microelectronics industry, today reported financial results for the third quarter of fiscal 2009 and for the first nine months ended May 30, 2009.
Fiscal 2009 Third Quarter and First Nine Months
     Sales for the third quarter of fiscal 2009 were $15.4 million, including the ORION® system revenue that was deferred at the end of the second quarter, compared to $20.3 million for the same period in fiscal 2008. The Company’s net loss for the third quarter of fiscal 2009 was $2.8 million, or $0.09 per share, compared to a net loss of $1.4 million, or $0.05 per share, for the third quarter of fiscal 2008.
     Sales for the first nine months of fiscal 2009 were $36.3 million, compared to $64.2 million for the same period of fiscal 2008. The Company’s net loss for the first nine months of fiscal 2009 was $17.6 million, or $0.57 per share, as compared to a net loss of $4.6 million, or $0.15 per share for the first nine months of fiscal 2008.
     In the first nine months of fiscal 2009, we recorded approximately $4.0 million, or $0.13 per share, of severance costs associated with the March 2009 restructuring and headcount and cost reduction initiatives and an increase in the Company’s inventory obsolescence reserves. There were no severance or significant obsolescence costs recorded in the first nine months of fiscal 2008.
Improved Financial Performance Model
     “In March 2009, we implemented a further reduction in management salaries, established two shutdown weeks, reduced our headcount and enacted other cost reduction initiatives,” said Don Mitchell, FSI chairman and chief executive officer. “Since the start of fiscal 2009, the Company has implemented headcount and other cost reductions that are expected to reduce the Company’s annual operating cost by approximately $11 to $12 million. With these actions we believe our quarterly breakeven revenue level has been lowered to between $14 and $17 million,” continued Mitchell.*
     “Our third quarter cash used in operating activities was held to $394,000,” stated Mitchell. “As a result of the cost reduction initiatives implemented in fiscal 2009, the Company’s quarterly operating cash flow neutral revenue level is believed to be in the $12 to $14 million range, depending on the gross margin rate and shipment/accounts receivable collection timing,” continued Mitchell.*
     The Company intends to manage its operations with a goal to end fiscal 2009 with greater than $10 million in cash, restricted cash, cash equivalents and marketable securities.* As industry conditions improve, FSI remains focused on aligning its cost structure to support the anticipated revenue run rate while funding the programs that provide the most significant opportunity for near-term revenue and future marketshare gains.
Balance Sheet
     As of the end of the fiscal 2009 third quarter, the Company had approximately $66.5 million in assets, including $10.4 million in cash, restricted cash, cash equivalents and marketable securities. The Company had a current ratio of 2.9 to 1.0 and a book value of $1.62 per share at the end of the fiscal 2009 third quarter.
Outlook
     The Company expects fourth quarter orders of $12 to $15 million as compared to $13.3 million in the third quarter of fiscal 2009.* Based on backlog and deferred revenue levels at the end of the third quarter and expected fourth quarter orders, the Company expects fourth quarter fiscal 2009 revenues to be approximately $12 to $15 million as compared to $15.4 million in the third quarter of fiscal 2009.*

     Based upon anticipated gross profit margins and the operating expense run rate, the Company expects a net loss of approximately $1.0 to $2.0 million for the fourth quarter.* The Company expects to again use less than $1.0 million of net cash in operating activities in the fourth quarter, after using $394,000 in the third quarter, as we manage accounts receivable and inventory.*
Conference Call Details
     FSI investors have the opportunity to listen to management’s discussion of its financial results on a conference call at 3:30 p.m. CT today. The Company invites all those interested to join the call by calling 888.950.7568 and entering access code 1955509. The webcast is also being distributed through the Thomson ONE StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.earnings.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com). For those who cannot listen to the live broadcast, a replay will be available shortly after the call by calling 866.419.5469.
About FSI
     FSI International, Inc. is a global supplier of surface conditioning equipment, technology and support services for microelectronics manufacturing. Using the Company’s broad portfolio of cleaning products, which include batch and single-wafer platforms for Immersion, Spray, Vapor and CryoKinetic technologies, customers are able to achieve their process performance flexibility and productivity goals. The Company’s support services programs provide product and process enhancements to extend the life of installed FSI equipment, enabling worldwide customers to realize a higher return on their capital investment. For more information, visit FSI’s website at http://www.fsi-intl.com.
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
     This press release contains certain “forward-looking” statements (*), including, but not limited to, expected annual cost savings, expected breakeven revenue level, expected operating cash flow revenue level, expected year end cash, expected orders, expected revenues, expected financial results, expected cash usage, other expected financial performance for the fourth quarter of fiscal 2009. Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those in such forward-looking statements. Such risks and uncertainties include, but are not limited to, changes in industry conditions; order delays or cancellations; general economic conditions; changes in customer capacity requirements and demand for microelectronics; the extent of demand for the Company’s products and its ability to meet demand; global trade policies; worldwide economic and political stability; the Company’s successful execution of internal performance plans; the cyclical nature of the Company’s business; volatility of the market for certain products; performance issues with key suppliers and subcontractors; the level of new orders; the financial condition of the Company’s customers and their ability to pay; the timing and success of current and future product and process development programs; the success of the Company’s direct distribution organization; legal proceedings; the potential impairment of long-lived assets; and the potential adverse financial impacts resulting from declines in the fair value and liquidity of investments the Company presently holds; as well as other factors listed herein or from time to time in the Company’s SEC reports, including our latest 10-K annual report and our 10-Q quarterly reports. The Company assumes no duty to update the information in this press release.

FSI INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Third Quarter Ended		Nine Months Ended
	May 30, 2009	May 31, 2008	May 30, 2009	May 31, 2008
Sales	$15,424	$20,331	$36,308	$64,193
Cost of goods	11,111	9,852	26,161	34,902

Gross margin	4,313	10,479	10,147	29,291
Selling, general and administrative expenses	3,907	7,418	15,635	21,040
Research and development expenses	3,075	4,693	12,099	13,783

Operating loss	(2,669)	(1,632)	(17,587)	(5,532)
Interest and other (expense) income, net	(69)	130	133	817

Loss before income taxes	(2,738)	(1,502)	(17,454)	(4,715)
Income tax expense (benefit)	70	(98)	98	(163)

Net loss	$(2,808)	$(1,404)	$(17,552)	$(4,552)

Loss per share — basic	$(0.09)	$(0.05)	$(0.57)	$(0.15)

Loss per share — diluted	$(0.09)	$(0.05)	$(0.57)	$(0.15)

Weighted average common shares
Basic	31,160	30,656	31,016	30,605
Diluted	31,160	30,656	31,016	30,605

FSI INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in thousands)
(unaudited)

	May 30, 2009	Aug. 30, 2008
Assets

Current assets
Cash, restricted cash, cash equivalents and marketable securities	$5,924	$15,913
Receivables, net	10,819	9,614
Inventories	22,655	27,169
Other current assets	5,409	8,152

Total current assets	44,807	60,848

Property, plant and equipment, net	15,750	18,266

Marketable securities	4,458	6,447
Restricted cash	—	500
Investment	460	460
Intangible assets, net	—	61
Other assets	1,071	1,071

Total assets	$66,546	$87,653

Liabilities and Stockholders’ Equity

Current liabilities
Trade accounts payable	$3,061	$4,305
Current portion of long-term debt	159	841
Deferred profit*	3,660	3,867
Customer deposits	25	7
Accrued expenses	8,630	10,392

Total current liabilities	15,535	19,412

Long-term liabilities	639	583

Total stockholders’ equity	50,372	67,658

Total liabilities and stockholders’ equity	$66,546	$87,653

*	Deferred profit reflects deferred revenue less manufacturing and other related costs.

FSI INTERNATIONAL, INC. AND SUBSIDIARIES
MISCELLANEOUS FINANCIAL INFORMATION
(in thousands, except percentages, per share and total employee data)
(unaudited)

	Nine Months Ended
	May 30, 2009	May 31, 2008
Sales by Area

United States	30%	24%
International	70%	76%

Cash Flow Statement

Capital expenditures	$158	$1,463
Depreciation	2,625	2,841
Amortization	61	327

Miscellaneous Data

Total employees, including contract	274	417
Book value per share	$1.62	$2.49
Shares outstanding	31,160	30,656
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